Issuer Free Writing Prospectus, dated July 1, 2014

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-192219

ANADARKO PETROLEUM CORPORATION

PRICING TERM SHEET

3.450% Senior Notes due 2024

4.500% Senior Notes due 2044

Issuer:	Anadarko Petroleum Corporation

Distribution:	SEC Registered

Security Description:	3.450% Senior Notes due 2024 (the “2024 Notes”) 4.500% Senior Notes due 2044 (the “2044 Notes”)

Aggregate Principal Amount:	$625,000,000 (2024 Notes) $625,000,000 (2044 Notes)

Net Proceeds (Before Expenses):	$619,881,250.00 (2024 Notes) $615,343,750.00 (2044 Notes)

Maturity Date:	July 15, 2024 (2024 Notes) July 15, 2044 (2044 Notes)

Interest Rate:	3.450% (2024 Notes) 4.500% (2044 Notes)

Offering Price:	99.831% of principal amount (2024 Notes) 99.330% of principal amount (2044 Notes)

Make Whole Call:	At any time prior to April 15, 2024 T+15 bps (2024 Notes) At any time prior to January 15, 2044 T+20 bps (2044 Notes)

Yield to Maturity:	3.470% (2024 Notes) 4.541% (2044 Notes)

Spread to Benchmark Treasury:	T+90 bps (2024 Notes) T+115 bps (2044 Notes)

Benchmark Treasury:	UST 2.500% due May 15, 2024 (2024 Notes) UST 3.625% due February 15, 2044 (2044 Notes)

Benchmark Yield:	2.570% (2024 Notes) 3.391% (2044 Notes)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2015 (2024 Notes) January 15 and July 15, commencing January 15, 2015 (2044 Notes)

Redemption Provisions:	Redeemable at any time before April 15, 2024 (2024 Notes) or before January 15, 2044 (2044 Notes), at a redemption price equal to the greater of the principal amount of the notes to be redeemed or discounted present value at adjusted Treasury Rate plus 15 basis points (2024 Notes) or 20 basis points (2044 Notes), plus accrued interest thereon to the redemption date.

Redeemable at any time on or after April 15, 2024 (2024 Notes) or on or after January 15, 2044 (2044 Notes), at a redemption price equal to the principal amount of the notes to be redeemed, plus accrued interest to the redemption date.

Trade Date:	July 1, 2014

Settlement Date:	T+3 (July 7, 2014)

CUSIP:	032511 BJ5 (2024 Notes) 032511 BK2 (2044 Notes)

ISIN:	US032511BJ52 (2024 Notes) US032511BK26 (2044 Notes)

Joint Bookrunners:	Barclays Capital Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Credit Agricole Securities (USA) Inc.

DNB Markets, Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

UBS Securities LLC

Standard Bank Plc

BNY Mellon Capital Markets, Inc.

Other Relationships:	Affiliates of each of Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, DNB Markets, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC and BNY Mellon Capital Markets, Inc. are lenders under our senior secured revolving credit facility. Affiliates of all of the Underwriters are lenders under our Five-Year Credit Agreement and 364-Day Credit Agreement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; Deutsche Bank Securities Inc. at 1-800-503-4611; or Merrill Lynch, Pierce, Fenner & Smith, Incorporated at 1-800-294-1322.